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                                                                    Exhibit 10.1


                                W. MICHAEL LONG
                           2003 EXECUTIVE BONUS PLAN

As per your employment agreement, bonus payout potential for 2003 is 200% of base salary. Typically, if the AOP is achieved along with all other personal objectives, it would be expected that a 100% of salary payout would be granted. Typically a 200% of salary payout would occur if performance significantly exceeded the AOP as well as personal objectives. However, despite excellent performance in solving restatement related issues last year, this second year of your employment continues to contain numerous challenges relating to the Company's past problems. Therefore, for the year 2003, achievement of the AOP along with solving legacy issues as well as achieving personal objectives will permit consideration, but not a guarantee, of a 200% of salary bonus payout. The financial objectives as well as personal objectives that will be considered for determining your bonus award are as follows:

CORPORATE FINANCIAL PERFORMANCE ELEMENT:

INCOME       OI
VS `02    (000,000)        %       %       %       %       %       %       %
------    ---------       ---     ---     ---     ---     ---     ---     ---
34.50     $(22.50)        86      93      100     107     114     121     128
33.25     $(23.75)        78      86      93      100     107     114     121
31.00     $(25.00)        71      78      86      93      100     107     114
29.75     $(26.25)        64      71      78      86      93      100     107
28.50     $(27.50)        57      64      71      78      86      93      100
27.25     $(28.75)        50      57      64      71      78      86      93
26.00     $(30.00)        43      50      57      64      71      78      86
24.75     $(31.25)        36      43      50      57      64      71      78
23.50     $(32.50)        29      36      43      50      57      64      71

           REVENUE        233     240     247     254     261     268     275
         (000,000S)

          INCREASE        13      20      27      34      41      48      55
           VS. `02

NOTES:
(The percentages in the above chart are percentages of your potential bonus, not percentages of your salary. For example, since your potential bonus is 200% of your base salary, 50% on the above chart would equate to a bonus payout of 100% of your base salary (50% of 200% = 100%), multiplied by the element weighting of 70%. Operating Income to be calculated excluding the impact of:
AOL settlement;
Litigation settlements;
Extraordinary traffic buys (i.e. MSN).
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INDIVIDUAL PERFORMANCE OBJECTIVES:

1. Manage government regulators, cash flow, capital, industry sponsorships, AOL, Cendant and the class action plaintiffs such that Homestore at the end of 2003 remains viable and capable of operating as an independent company. [Though progress has been made on a number of these items, that progress can be reversed, if not proactively managed, and threaten the Company again.]

2. Develop for all Homestore's businesses a strategic plan that describes how that business can attain reasonable growth prospects or be otherwise disposed of. Begin the expedient implementation of those plans in order of priority determined by growth prospects, strategic contribution to market and shareholder value, and available resources.

3. Create a credible financial plan for 2004 that demonstrates growth in those businesses that have completed significant refurbishing and incorporates investment plans for the remaining businesses. This plan should be supported by an adequate capital structure to finance both the planned growth and continued investment.


Final determination of a bonus award, if any, will be made by the Compensation Committee. Payment of any bonus award shall also be based on the Company's overall financial position at the time the Committee reviews performance. Final approved bonus will be paid after year-end close (i.e. bonus is annual, not quarterly).